Exhibit 10.23

NON-BINDING LETTER OF INTENT

STRICTLY PRIVATE AND CONFIDENTIAL

November 21st, 2023

Akanda Corp.

Re:	Proposed Purchase of the Shares of RPK Biopharma, Unipessoal, LDA

This letter of intent (“Letter of Intent”) is presented further to the discussions to date between Holigen Limited (the “Seller”), a subsidiary of Akanda Corp. (“Akanda”) and Somai Pharmaceuticals Ltd (“Somai” or the “Buyer”) or an affiliate. The Buyer understands that the Seller is the legal owner of all of the issued and outstanding shares in the capital of RPK Biopharma, Unipessoal, LDA (“RPK”, or the “Corporation”) or its affiliates. The key assets of RPK being all of its assets in Portugal, more specifically but not limited to; RPK’s Sintra facilities and licenses, including GACP, GMP and any other relevant licenses, RPK’s Aljustrel facilities and licenses including GACP, GMP and other relevant licenses, all related equipment, product inventory, commercial agreements, and all Intellectual Property. The provisions of this Letter of Intent will confirm the interest of the parties with respect to the Buyer’s proposed purchase, from the Seller, of all the issued and outstanding shares in the share capital of the Corporation (the “Shares”) as set out below (the “Proposed Transaction”).

The purpose of this Letter of Intent is to describe in broad terms the basis upon which the Seller and the Buyer are prepared to complete the Proposed Transaction by setting out certain binding understandings in the Sections below (between the Seller and the Buyer).

In recognition of the significant costs to be incurred by each of the parties in pursuing the Proposed Transaction, and in consideration of their respective undertakings as to the matters described in this Letter of Intent, the Binding Provisions will be legally binding upon execution and delivery of this Letter of Intent. Sections 7, 9, 10, 18, 19 and 20 (the “Surviving Provisions”) shall survive if this Letter of Intent is terminated.

1.	Definitive Agreement

The precise terms and conditions of the understandings and obligations of the parties relating to the Proposed Transaction will be contained in a definitive agreement of purchase and sale to be prepared by the parties’ respective lawyers (the “Definitive Agreement”). The Buyer and its lawyers will be responsible for preparing the initial draft of the Definitive Agreement after written confirmation by the Buyer of its intention to proceed with the Proposed Transaction following the satisfactory conclusion of the due diligence referred in Clause 15 below. The Definitive Agreement will be prepared by the Buyer and its lawyers by not later than 15th January 2024. The Seller will then have five days to respond with comments.

2.	Acquisition of Shares

If the closing of Proposed Transaction occurs, pursuant to Section 4, the Buyer will purchase all of the issued and outstanding shares in the share capital of RPK from the Seller.

For greater certainty, upon the completion of the Proposed Transaction, the Buyer will assume RPK’s debts and liabilities which are identified in Schedule 1 to this Letter of Intent.

3.	Indicative Purchase Price

Subject to the terms and conditions outlined in this Letter of Intent and based on the assumptions outlined hereunder, the aggregate purchase price for the Shares will be $2,700,000 USD (“Purchase Price”), payable in cash on the Closing Date (as defined in Section 4).

The Deposit (as defined in Section 10 below) shall be deposited no later than 5 business days after execution of this Letter of Intent. For the avoidance of doubt, the Deposit is to be considered a part of the total consideration such that the total Purchase Price will be $2,700,000 USD.

4.	Closing and Conditions of Closing

The parties intend that the closing of the Proposed Transaction will occur no later than 31 January 2024 or such later date as the Parties may agree in writing (“Closing Date”). The closing of the Proposed Transaction will be subject to the usual conditions of closing in favor of the Buyer, all of which will be included in the Definitive Agreement, including the following:

(a)	all requisite governmental and regulatory approvals and consents to the Proposed Transaction will have been obtained by the Seller, and all waiting periods prescribed by law will have expired;

(b)	all required director and shareholder approvals will have been obtained;

(c)	the Seller will have obtained all consents and approvals to the change of control of the Corporation under any contracts, licenses and other instruments which the Buyer, acting reasonably, considers material to the business of the Corporation. Specifically, the Seller will ensure consent is provided from Caixa Agricola on the existing long term bank loans, without which the Buyer will not close on the transaction and be entitled to return of the full deposit amount;

(d)	the Shares will be free and clear of all encumbrances;

(e)	there will have been no material adverse change to the business of the Corporation since the date of the last audited financial statements, and the business of the Corporation will have been carried on in the ordinary course since that date;

(f)	customary satisfactory legal opinions, financial, commercial DD, closing certificates and other usual closing documentation will have been delivered;

(g)	All intercompany loans, shareholder loans and interest with the exception of Caixa Agricola bank loan, shall be extinguished at Closing, and the Buyer or RPK, or any resulting issuer shall hold no obligation to repay any such loans or interest;

(h)	The Seller will provide attestation that there are no current claims, liens, or other liabilities against RPK or its assets and will indemnify the Buyer against such claims, and;

(i)	The Seller will provide attestation that RPK’s total indebtedness and such indebtedness shall not exceed €4,000,000 (€3,000,000 of bank debt owed to Caixa Agricola and €1,000,000 of current liabilities, including any off-balance sheet liabilities), as per Schedule 1 to this Letter of Intent.

5.	Representations and Warranties

The Definitive Agreement will include appropriate representations and warranties of the Seller as customary for transactions similar to the Proposed Transaction.

6.	Indemnities

The Definitive Agreement will include appropriate indemnities by the Seller and Akanda, jointly and severally, in favor of the Buyer.

7.	Confidentiality

Except as may be required by law, each of the Seller and the Buyer undertakes not to, and not to allow any of their representatives, advisors or lenders to, collect, disclose, or use, any Confidential Information at any time or in any manner, except for the purpose of evaluating the Proposed Transaction. For the purposes of this Letter of Intent, “Confidential Information” means any information relating to the Corporation, the Seller, the Buyer or their respective businesses, including information relating to identifiable individuals (“Personal Information”), whether communicated in written form, orally, visually, demonstratively, technically or by any other electronic form or other media, or committed to memory, but excluding information, other than Personal Information, that:

(a)	was available to or known by the public before the date of this Letter of Intent;

(b)	was or is obtained from a source other than the Corporation, the Seller or any person bound by a duty of confidentiality to the Corporation, the Seller or the business of the Corporation; or

(c)	is or becomes available to or known by the public other than as a result of improper disclosure by the Buyer or any of its representatives, advisors or lenders.

If this Letter of Intent is terminated under Section 17, each of parties undertakes to promptly return, and to cause any of its representatives, advisors or lenders to promptly return to the other party any Confidential Information disclosed by such party in its possession.

8.	Inventory and Asset Disclosure

Within a period of 3 calendar days from the effective date of this LOI, the Seller shall provide the Buyer with a comprehensive and itemized inventory and disclosure (“Disclosure”) of all tangible and intangible assets, including but not limited to land, real properties, equipment, inventory, licenses and other transferable assets (“Assets”), currently owned by RPK and intended to be transferred to the Buyer as part of this sale. The Disclosure shall include detailed descriptions, quantities, valuations, and any relevant identifying information necessary for the Buyer to assess the condition and value of the Assets being transferred. The Buyer and its lawyers will perform a due diligence, which should be completed within four weeks after the Disclosure by the Seller of the elements referred above. The Seller shall exercise due diligence to ensure the accuracy and completeness of the Disclosure within the specified timeframe.

9.	Public Announcements

None of the Seller or the Buyer will make any public announcement concerning the Proposed Transaction or related negotiations without the other party’s prior written approval, except as may be required by law. The Seller will not permit the Corporation to make any public announcement concerning the Proposed Transaction or related negotiations without the written approval of the Buyer, except as may be required by law. If a public announcement is required by law, the party required to make the announcement will inform the other parties of the content of the proposed announcement and will make reasonable efforts to obtain the other parties’ approval for the announcement, which approval may not be unreasonably withheld.

10.	Accuracy of Information and Penalty for Inaccuracy

The Seller acknowledges its responsibility to provide accurate and truthful information to the Buyer throughout the duration of this LOI. In the event that the Buyer, through its legal representatives, determines that any document presented by the Seller contains inaccurate information and was not provided in good faith, the Buyer reserves the right to bring the matter before its legal team representing this transaction. Should the Buyer’s legal team concur that the document in question lacks good faith and contains inaccuracies, the Seller shall incur a penalty. This penalty shall amount to $50,000 per instance of inaccuracy, and it shall be payable immediately to the Buyer. The Parties understand that this provision is essential to ensure transparency and honesty in the exchange of information during the course of this Agreement.

11.	Responsibility for Fees and Costs

All parties will be responsible for their own internal costs and for their own legal, accounting and other professional fees and disbursements incurred in connection with the Proposed Transaction and with the negotiation, preparation, authorization, execution and delivery of this Letter of Intent and the Definitive Agreement. Any fees or costs payable to INFARMED – Portuguese National Authority for Medication and Health Products (Infarmed) arising from a change of control in RPK. The Corporation shall not incur transaction expenses exceeding €50,000 without prior consent from the Buyer and Seller.

12.	Deposit

Upon execution by the parties of this Letter of Intent, the Buyer delivers to the Seller a refundable deposit of $500,000 USD (the “Deposit”) paid in trust to a third-party counsel agreed upon by the Parties (which currently propose to appoint Cassels Brock, or, in alternative, Lawsun Lundell as a third-party counsel).

Once (a) the due diligence referred in Clause 15 below is completed and accepted by the Buyer and its Board of Directors, and (b) the Definitive Agreement terms (including all warranties, representations and indemnities) are agreed between the Buyer and the Seller, the Buyer shall notify the Seller in writing of its intention to proceed with the Proposed Transaction. After such written notice, the Deposit will become non-refundable.

If the Definitive Agreement is not signed by 31st January 2024, the Deposit and any interest accrued on it, shall be immediately returned to the Buyer.

13.	No Negotiations with Other Parties

The Seller acknowledges that the Buyer will be incurring substantial costs, directly and indirectly, in evaluating and investigating the Proposed Transaction. In consideration of the Buyer doing so, and in consideration of its execution of this Letter of Intent and payment of the Deposit, the Seller agrees that from the date of this Letter of Intent until the Closing Date, it will not enter into or continue negotiations or discussions with any third party, in any manner, in respect of the sale of any of the Shares or any part of the business of the Corporation, or in respect of any proposed amalgamation, merger or combination of the business of the Corporation with the business of any person, or in respect of any other transaction that would be inconsistent with the matters contemplated by this Letter of Intent. In addition, the Seller agrees that, until the Closing Date, access will not be given to any third party to any part of the Corporation’s premises, to any Confidential Information, or to any other information relating to the Corporation, for the purpose of enabling that third party to determine whether to enter into a transaction with the Seller, the Corporation or other persons which would be inconsistent with this Letter of Intent. The Seller will cause the Corporation to observe the obligations in this Section 13.

14.	Good Faith Obligation

Subject to the right of the Buyer to decide, for any reason, that it is not in its best interests to proceed with the Proposed Transaction, the parties will negotiate in good faith to arrive at a mutually acceptable Definitive Agreement for authorization, execution and delivery on the earliest reasonably practicable date, and in any event, by not later than sixty days counted from the date of this Letter of Intent, or such later date as the Parties may agree in writing.

15.	Due Diligence

The Buyer and its representatives, advisors or lenders will be entitled to make any investigations of the Corporation’s financial position, business, properties, share capital and assets, the Shares, and any other matters relating to the Corporation and the Proposed Transaction that the Buyer deems advisable to satisfy itself that the Proposed Transaction is in its best interests.

16.	Access

Upon acceptance of this Letter of Intent and until the entering into of the Definitive Agreement, the Seller will provide, and will cause the Corporation to provide, the Buyer and its representatives, advisors or lenders with access to, and will make available to them for inspection and review, all books of account, audit work papers, business and financial records, leases, agreements and other documents of or relating to the Corporation. The Seller will make its own representatives, advisors or lenders, and those of the Corporation, available for consultation and verification of any of this information. This information will be treated as Confidential Information. The Seller also agrees to give, and to cause the Corporation to give, to the Buyer, access to the premises from which the Corporation’s business is carried on for the purpose of inspection and verification of the physical plant and facilities of the Corporation and its business. The Seller also hereby consents to The Buyer engaging in formal discussions and negotiations with Caixa Agricola with respect to the bank indebtedness and certain suppliers in order to ensure the business is in good standing on closing of the transaction.

17.	Conduct of Business

Until the Definitive Agreement has been prepared, authorized, executed and delivered by the parties, or this Letter of Intent has been terminated under Section 18, the Seller will instruct and cause the Corporation to conduct the business of the Corporation only in the ordinary course, and not to engage in any transactions which are outside of the Corporation’s ordinary course of business without the Buyer’s prior written consent.

18.	Termination

This Letter of Intent may be terminated by:

a.	mutual written consent of all parties;

b.	written notice from the Buyer to the Seller, if the Buyer decides, for any reason, that it is not in its best interests to proceed with the Proposed Transaction. For avoidance of doubt, in case of termination of this Letter of Intent by the Buyer before the notification referred in Clause 12 above, the Deposit and any interest accrued on it should be immediately returned to the Buyer.

but the termination of this Letter of Intent will not affect the liability of a party for breach of any of the Binding Provisions before the termination. Upon termination of this Letter of Intent, the parties will have no further obligations under this Letter of Intent, except with respect to the Surviving Binding Provisions which will survive in full force and effect, unamended, and which will continue to be interpreted and enforced.

GENERAL

19.	Interpretation

In this Letter of Intent, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Letter of Intent is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

20.	Governing Law

This Letter of Intent is governed by and is to be construed and interpreted in accordance with the laws of Portugal.

21.	Time of Essence

Time is of the essence in all respects of this Letter of Intent.

22.	Severability

Each provision of this Letter of Intent is distinct and severable. If any provision of this Letter of Intent, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that provision, in whole or in part, will not affect:

a.	the legality, validity or enforceability of the remaining provisions of this Letter of Intent, in whole or in part; or

b.	the legality, validity or enforceability of that provision, in whole or in part, in any other jurisdiction.

23.	Amendment and Waiver

No amendment, restatement, supplement, termination or waiver of this Letter of Intent or any provision of this Letter of Intent is binding unless it is in writing and executed by each party. No waiver of or failure to exercise or delay in exercising, any provision of this Letter of Intent constitutes a waiver of any other provision (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

24.	Counterparts

This Letter of Intent may be executed and delivered by the parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

To confirm agreement to this Letter of Intent, please sign where indicated below and return it to the Buyer.

Yours very truly,

Somai Pharmaceuticals

Per:	/s/ Vasiliki Kouteleri
	Name:	Vasiliki Kouteleri
	Title:	Director

* * * * *

This Letter of Intent reflects accurately the parties’ understanding with respect to the matters set out above and is valid until the 31st of January 2024.

Confirmed this 21st day of November 2023.

AKANDA CORP.

Per:	/s/ Katharyn Field
	Name:	Katharyn Field
	Title:	Executive Director

Signature Page to Letter of Intent